EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 22nd day of September, 2005, by and between MARKET CENTRAL, INC., d/b/a SCIENTIGO, INC., a Delaware corporation (“COMPANY”) and Doyal G. Bryant, Jr., an individual resident of the State of North Carolina (the “Executive”), and is effective as of the date hereof (the “Effective Date”).

WHEREAS, the Company intends to employ Executive, and Executive desires to be employed by the Company; and

WHEREAS, the Company and Executive desire to set forth the terms and conditions on which Executive shall be employed and provide services to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Executive and the Company including, without limitation, the promises and covenants described herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
EMPLOYMENT

Section 1.1    Duties and Responsibilities. The Company hereby employs Executive full time as the President, Chief Executive Officer of the Company. Executive shall do and perform all reasonable services and acts necessary or advisable to fulfill the duties of such office, and shall conduct and perform such additional services and activities as may be reasonably determined from time to time by the Board of Directors of the Company (the “Board”). During the term of this Agreement, Executive shall devote his/her full time, energy and skill to the business of the Company and to the promotion of the Company’s interests, and Executive acknowledges that he/she has a duty of loyalty to the Company and shall not, during the term hereof, engage in, directly or indirectly, any other business or activity whether or not for pecuniary gain, that could materially and adversely affect the Company’s business or Executive’s ability to perform his/her duties under this Agreement. The foregoing shall not, however, preclude Executive from serving on the boards of directors of other entities, if approved in writing by the Board.

In his/her capacity as an officer of the Company, Executive shall report to the Board and abide by all rules and regulations established from time to time by the Board. Executive’s authority and responsibility in the Company shall at all times be subject to the review and discretion of the Board, which shall have the final authority to make decisions regarding the business of the Company.

Section 1.2    Term of Employment. The initial term of Executive’s employment hereunder shall continue for a period of one (1) year and one (1) month from the Effective Date, unless earlier terminated as provided in this Agreement. The term may be extended by mutual written agreement of the parties.

Section 1.3    Benefits. During the term of Executive’s employment hereunder, Executive will be entitled to the following:

(a)    Vacation. Executive shall be entitled to three weeks paid vacation annually. No unused vacation time, except that in existence at the date of execution of this agreement, will accumulate and carryover to subsequent years. Executive shall also be entitled to reasonable holidays and sick days in accordance with the Company’s policy as may be established and modified from time to time.

(b)    Employee Benefit Plans. Executive shall be entitled to participate in all employee benefit plans, including any life insurance, disability insurance and retirement plans that are generally offered to or provided for the senior executives of the Company, said plans to be approved by the Board. Executive shall be entitled to participate in such group health and dental insurance plans (including family coverage) on the same basis, including cost provisions, as may from time to time be offered generally to the other senior executives of the Company.

Section 1.4    Compensation. For all services to be rendered by Executive under this Agreement, the Company shall pay Executive as follows:

(a)    Base Salary. Executive shall be paid an annual gross salary of one hundred eighty thousand Dollars ($180,000) payable in accordance with the normal payroll practices of the Company, which policies may be changed by the Company from time to time, and shall be subject to appropriate withholding taxes. In any event, Executive’s salary shall be paid no less frequently than monthly. At the sole discretion of the Board, Executive’s annual gross salary may be increased, from time to time, throughout the term of this Agreement, the amount of any such increase to be determined by the Board (or by the Compensation Committee thereof).

(b)    Annual Bonus. If the Board shall so authorize, Executive shall be paid an annual bonus in an amount and in the manner approved by the Board in its sole discretion (or by the Compensation Committee thereof), within ninety (90) days of the end of each fiscal year ending August 31, provided Executive is still employed by the Company.

Section 1.5    Business Expenses. Executive shall be entitled to reimbursement of all ordinary and necessary business expenses reasonably incurred for business travel, lodging, entertainment and meals in connection with the performance of Executive’s duties under this Agreement, upon submission of sufficient documentation evidencing same and in accordance with the Company’s established policies for reimbursement of business expenses.

Section 1.6    Place of Employment. Executive shall be entitled to reside and perform his/her duties in Charlotte, NC.

ARTICLE II
COVENANTS OF EXECUTIVE

Confidentiality. Executive recognizes the interest of the Company in maintaining the confidential nature of its proprietary and other business and commercial information. In connection therewith, Executive covenants that during the term of his/her employment with the Company under this Agreement, and for a period of two (2) years thereafter (except as set forth in Section 2.2 hereof), Executive shall not, directly or indirectly, except as authorized in writing by the Board, publish, disclose or use for his/her own benefit or for the benefit of a business or entity other than the Company or otherwise, any secret or confidential matter, or proprietary or other information not in the public domain that was acquired by Executive during his/her employment, relating to the Company or any of its affiliates’ businesses, operations, customers, suppliers, products, employees, financial information, budgets, practices, strategies, prices, methods, technology, know-how, intellectual property, documentation, concepts, improvements, plans, research and development, leads and/or marketing materials, records, files, databases, accounting journals, accounts receivable records, business plans and other similar information (the “Confidential Information”); provided, however, Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement; (ii) is disclosed with the prior written consent of the Company; (iii) at the time of such disclosure, was already known or in the possession of Executive; (iv) becomes available to a competitor of the Company on a non-confidential basis from a source other than Executive, which source is not prohibited from disclosing such Confidential Information by a legal, contractual or fiduciary obligation to the Company; or (v) is independently developed by a competitor of the Company. Executive will abide by the Company’s policies and regulations, as established from time to time, for the protection of its Confidential Information.

(2)
Trade Secrets. Executive shall not, at any time, either during or after the term of his/her employment with the Company under this Agreement, use or disclose any “Trade Secrets” (as defined by the Delaware Uniform Trade Secrets Act) of the Company or its affiliates, except in fulfillment of his/her duties during his/her employment, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form. Notwithstanding anything to the contrary contained herein, Executive shall not be prohibited hereunder from disclosing Trade Secrets if, in the written opinion of counsel for Executive, such disclosure is required by applicable law, in which event Executive shall provide the Company with prompt written notice of such request and shall take all reasonable action requested by the Company to obtain confidential treatment of such Trade Secrets.

(3)
Surrender of Records. Executive shall provide the Company with notice of any inadvertent disclosure of Confidential Information. Executive acknowledges that all Confidential Information is and shall remain the sole property of the Company and/or such affiliated entity or subsidiary and shall, upon termination of Executive’s employment with the Company for any reason whatsoever, or upon the request of the Company, turn over to the Company all Confidential Information, without retaining notes or copies thereof (together with a written statement certifying as to his/her compliance with the foregoing).

(4)
Non-Solicitation of Clients/Employees. During the term of Executive’s employment with the Company, and for the one (1) year period following the termination of Executive’s employment with the Company for any or no reason, Executive shall not, directly or indirectly:

(a)    solicit or accept, or attempt to solicit or accept any business from any individual or entity that was a customer or client of the Company during the one (1) year period ending on the date of termination of Executive’s employment with the Company, or actively sought after prospective clients, for the purpose of providing services or products to such customer or client which are competitive with the services or products offered or provided by the Company or its affiliates; or

(b)    employ, induce, solicit or attempt to solicit for employment, or assist others in employing, inducing or soliciting for employment, any individual who is or was an employee or independent contractor of the Company or its affiliates at any time during the one (1) year period ending or the date of termination of Executive’s employment with the Company in an attempt to have any such individual work for Executive, or any other individual or entity in the business of (i) intelligent document recognition, (ii) enterprise content management or (iii) search technologies (collectively, the “Business”).

(5)
Non-Competition. During the term of Executive’s employment with the Company, and for the one (1) year period following the termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Board, which consent may be withheld at the sole discretion of the Board, directly or indirectly, in his or her individual capacity as owner, director, officer, employee, consultant or agent, or on behalf of any other individual, partnership, corporation, limited liability company or other entity, engage in or be associated with any business that, directly or indirectly, competes with the Company in the Business or engages in activities identical or substantially similar to the Business. Nothing herein shall preclude Executive from holding not more than one-percent (1%) of the outstanding equity of any company, so long as Executive does not, in fact, have the power to participate in controlling or directing the management of such company other than by such voting equity.

(6)	Acknowledgment of Reasonableness/Enforcement/Tolling.

(a)    The existence of any claim or cause of action by Executive against the Company predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants. Executive acknowledges and confirms (i) that the restrictions contained herein are fair and reasonable and not the result of overreaching, duress, or coercion of any kind, and (ii) that Executive’s full, uninhibited, and faithful observance of each of the covenants contained in this Agreement will not cause Executive any undue hardship, financial or otherwise. In the event that any court shall formally hold that the restrictions in this Article II are unreasonable, Executive hereby expressly agrees that the restrictions shall not be rendered void, but shall apply to the extent that such court may judicially determine or indicate constitutes a reasonable restriction.

(b)    Executive acknowledges that the services to be rendered by Executive hereunder are extraordinary and unique and are vital to the success of the Company, and that damages at law would be an inadequate remedy for any breach or threatened breach of this Agreement by Executive. Therefore, in the event of a breach or threatened breach by Executive of any provision of this Agreement, the Company shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

(c)    In the event the Company should bring any legal action or other proceeding for the enforcement of the Agreement, the time for calculating the confidentiality or non-solicitation period, or terms of any other restriction herein shall not include the period of time commencing with the filing of the legal action or other proceeding to enforce the terms of the Agreement through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding.

ARTICLE III
REPRESENTATIONS OF EXECUTIVE/INDEMNIFICATION

Section 3.1    Representations and Warranties of Executive/Indemnification. Executive represents and warrants to the Company that he/she is fully empowered to enter and perform his/her obligations under this Agreement and that he/she is under no restrictive covenants to any person or entity that will be violated by his/her entering into and performing this Agreement, and that this Agreement constitutes the valid and legally binding obligation of Executive enforceable in accordance with its terms. Executive shall indemnify the Company upon demand for and against any and all judgments, losses, claims, damages, costs (including, without limitation, all legal fees and costs, even if incident to appeals) incurred or suffered by the Company as a result of the breach of the representations and warranties made in this Article 3.

ARTICLE IV
TERMINATION OF EMPLOYMENT

Section 4.1    Termination by the Company. Executive’s employment may be terminated by the Company during the term of this Agreement upon the occurrence of one or more of the following events:

(a)    Termination For Death. Immediately upon Executive’s death.

(b)    Termination For Disability. Upon the effective date of written notice from the Company (which shall not be prior to the date on which such notice is sent) in the event of Executive’s disability which renders Executive incapable of performing his/her duties for more than one hundred and twenty (120) calendar days in one calendar year or within consecutive calendar years.

(c)    Termination Without Cause. The Company may after the intial term (1 year and 1 month) terminate Executive’s employment without cause for any or no reason (other than those set forth in Section 4.1(d) hereof), thirty (30) days after written notice sent to Executive following a determination by the Board to so terminate Executive’s employment.

(d)    Termination For Cause. Upon the effective date of written notice sent to Executive (which shall not be prior to the date on which such notice is sent) stating the Company’s determination that it is terminating Executive for “Cause”, which for purposes of this Agreement shall mean:

(i)    any intentional act of fraud, embezzlement or theft of funds or property of the Company or any of its clients/customers;

(ii)    any gross and willful misconduct having an adverse effect upon the Company;

(iii)   any intentional wrongful disclosure of Confidential Information or Trade Secrets of the Company or its affiliates or any intentional form of self-dealing detrimental to the interests of the Company or its affiliates;

(iv)    conviction of a felony or any similar crime causing harm to the reputation of the Company or its affiliates as determined by the Board (for these purposes, conviction shall include a plea of no contest or plea to any lesser charges predicated on the same underlying conduct);

(v)    the habitual and debilitating use of alcohol or drugs; or

(vi)    failure to comply in any material respect with the terms of this Agreement, which failure has an adverse effect on the Company and has not been cured by Executive within thirty (30) days after written notice from the Board of any such act or omission.

Section 4.2    Resignation by Executive. Executive’s employment may be terminated by Executive during the term of this Agreement upon the occurrence of one or more of the following events:

(a)    Voluntary Resignation. Executive may terminate his/her employment under this Agreement, after the initial term, by giving thirty (30) days’ prior written notice to the Company stating Executive’s election to terminate his/her employment with the Company. The Company may accept such resignation effective as of any date during such thirty (30) day period as the Company deems appropriate; provided, however, Executive shall receive from the Company his/her base salary and be entitled to participate in any the Company benefit plans in which he/she was a participant as of the effective date of his/her resignation for the duration of such thirty (30) day period (as further provided in Section 4.4(a) hereof).

(b)    Resignation With Cause. Upon the effective date of written notice sent to the Company stating Executive’s determination of “Constructive Termination” (hereinafter defined) by the Company; provided, however, if the Constructive Termination is curable, then the Company shall have thirty (30) days after Executive’s written notice to cure such condition and if the Company fails to cure such condition to the reasonable satisfaction of Executive, then Executive may immediately terminate his/her employment with the Company, such termination to be conclusively deemed to be a resignation with cause. For purposes of this Agreement, “Constructive Termination” shall mean:

(i)    Such change in duties or position as:

(A)    the assignment (other than an occasional temporary assignment) to Executive of any duties not commensurate with Executive’s position, duties, responsibilities and status with the Company;

(B)    a material change in Executive’s reporting responsibilities, (i.e., reporting to a lower tier) or a diminution in Executive’s titles or offices; or

(C)    a material diminution of Executive’s authority or responsibilities.

(ii)    A reduction in Executive’s base salary specified in Section 1.4(a) hereof for the calendar year 2005, or a reduction in Executive’s base salary in effect for the prior calendar year for all succeeding years (other than pro rata reductions in compensation for all senior executives of the Company).

(iii)   the Company’s failure to comply in any material respect with the terms of this Agreement, which failure has an adverse effect on Executive.

Section 4.3    Change of Control. Upon (i) the effective date of a written notice sent to Executive by the Company stating that a “Change of Control” (hereinafter defined) has occurred or will occur and Executive’s employment will be terminated in connection therewith (despite the Company’s best efforts to the contrary as set forth in Section 5.8 hereof), which notice must be given no later than thirty (30) days following such Change of Control, or (ii) the date of termination if Executive is terminated without cause or resigns with cause within twelve (12) months of a Change of Control. A “Change of Control” shall be deemed to have occurred if (A) as a result of any merger, consolidation, sale, assignment, transfer or other transaction, any person, other than those persons who are shareholders of the Company or its affiliates (within the meaning of Rule 501 of the Securities Act of 1933) on the date hereof, becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of more than 50% of the outstanding voting securities of the Company or the surviving entity or becomes entitled to elect more than one-half (½) of the Board or other governing body of the Company or the surviving entity; (B) a tender offer shall be made and consummated of the ownership of 50% or more of the outstanding voting securities of the Company; or (C) the Company sells, assigns or otherwise transfers all or substantially all of the assets of the Company, to persons other than those persons who are shareholders of the Company or its affiliates; provided, however, in no event shall a financing transaction (such as additional rounds of financing), which is approved by the Board and entered into by the Company be deemed to be a “Change of Control”.

Section 4.4    Effect of Termination/Change of Control.

(a)    Termination for Death or Voluntary Resignation. In the event of termination of Executive’s employment pursuant to Sections 4.1(a) or 4.2(a) hereof:

(i)    the Company shall pay to Executive the base salary and expenses otherwise payable to Executive under Sections 1.4(a) and 1.5 hereof through the date of termination (provided that in the event of Executive’s death, the Company shall also pay to Executive’s estate his/her base salary for a period of one (1) month after the date of Executive’s death), as well as any accrued but unpaid vacation time. For purposes of this Agreement, one and one-half (1.5) week of vacation shall be deemed to accrue every six (6) months. Executive shall not be entitled to receive any severance pay except to the extent the Board, in its sole discretion, elects to authorize severance pay in the event of Executive’s voluntary resignation.

(ii)    Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

(iii)   Executive shall not be entitled a bonus under Section 1.4(b) hereof for the year of termination except to the extent the Board, in its sole discretion, elects to authorize a bonus in the event of Executive’s voluntary resignation.

(iv)   Executive’s rights with respect to option shares shall be determined under the provisions of his/her stock option agreement and, except in the case of voluntary resignation, shall provide that no less than 50% of the then unvested shares will immediately vest. In the case of voluntary resignation during the initial term of the agreement, any unexercised options, vested or unvested shall revert to the Company.

(b)    Termination For Disability; Termination Without Cause; Resignation With Cause; Termination in Connection with a Change of Control. In the event of termination of Executive’s employment pursuant to Sections 4.1(b), 4.1(c), 4.2(b) or 4.3 hereof:

(i)    The Company shall pay to Executive the base salary and expenses otherwise payable to Executive under Sections 1.4(a) and 1.5 hereof through the date of termination as well as any accrued but unpaid vacation time (provided that in the event of Executive’s disability, the base salary payable to Executive shall be less any disability benefits provided by the Company). In addition, Executive shall be entitled to six (6) month’s salary continuation (provided, however, there shall be one (1) year salary continuation in the event of a Change of Control) at the then current rate, payable in accordance with the normal payroll practices of the Company. Such severance payments are to be considered compensation for services previously rendered hereunder.

(ii)    Executive shall continue to participate in the Company’s group health plan for three months following the date of termination upon the timely periodic payment of any amount required for employees to maintain family coverage for such plan, and rights under other benefit plans shall be determined under the provisions of those plans.

(iii)   Executive shall be entitled to a bonus under Section 1.4(b) hereof for the year of termination in any amount as may be determined by the Board (or by the Compensation Committee thereof) in its sole discretion.

(iv)   Executive’s rights with respect to the option shares shall be determined under the provisions of his/her stock option agreement but shall provide that no less than 50% of the then unvested shares will immediately vest.

(c)    Termination For Cause. In the event of termination of Executive’s employment prior to Section 4.1(d) hereof:

(i)    the Company shall pay to Executive the base salary and expenses otherwise payable pursuant to Sections 1.4(a) and 1.5 hereof through the date of termination. Executive shall not be entitled to receive any severance pay whatsoever.

(ii)    Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

(iii)    Executive shall not be entitled to a bonus under Section 1.4(b) hereof for the year of termination.

(iv)    Executive’s rights with respect to the option shares shall be determined under the provisions of his/her stock option agreement.

ARTICLE V
GENERAL PROVISIONS

Section 5.1    Survival. Notwithstanding anything to the contrary herein, the provisions of this Agreement shall survive and remain in effect in accordance with their respective terms in the event Executive’s employment is terminated for any or no reason.

Section 5.2    Enforcement Costs. If any civil action, arbitration, or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs, and all expenses (including, without limitation, all such fees, taxes, costs, and expenses incident to arbitration, appellate and post-judgment proceedings), incurred in that civil action, arbitration, or legal proceeding, in addition to any other relief to which such party or parties may be entitled.

Section 5.3    Notices. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) on the following day if submitted to a nationally recognized overnight courier service as evidenced by a receipt, or (c) five (5) business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to:

If to the Company:	If to Executive:

Market Central, Inc. d/b/a Scientigo, Inc.
6701 Carmel Road, Suite 28226
Charlotte, NC 28211
Attn: Doyal Bryant

or to such other address as a party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 5.4    Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such State.

Section 5.5    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, under applicable law or regulation, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal constituted a material inducement to a party’s execution and delivery of this Agreement, such provision shall not be reformed unless prior to any reformation that party agrees to be bound by the reformation.

Section 5.6    Entire Agreement. This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Executive by the Company.

Section 5.7    Amendments. Any amendment or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by the parties hereto.

Section 5.8    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, executors, representatives, heirs, successors and permitted assigns. “Successor” shall mean any successor in interest, pursuant to a Change of Control as set forth in Section 4.3 hereof. The Company shall use its commercially reasonable efforts to cause any Successor which is not obligated to assume the Company’s contracts to agree at the time of becoming a Successor to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

Section 5.9    Assignment. This Agreement is personal in nature and the parties shall not, without written consent of the other party, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

Section 5.10   Waivers. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing signed by the party to be bound. No waiver by a party hereto at any time of any breach or noncompliance with any provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same or at any prior or subsequent time.

Section 5.11   Captions. The captions in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

Section 5.12   Counterparts/ Facsimile Signatures. This Agreement may be executed in one or more counterparts (whether by facsimile or otherwise), each of which shall be deemed to be an original, and all of which together will constitute one and the same Agreement.

Section 5.13   General Release and Covenant Not to Sue.

(a)    Executive acknowledges and agrees that by carrying out the terms of this Agreement, he expressly denies that any liability exists vis-à-vis the Company.

(b)    Executive hereby releases, discharges, and covenants not to sue the Company, its predecessors, successors, subsidiaries, affiliates, divisions, assigns, employees, officers, directors, shareholders, representatives, attorneys, and agents, collectively, separately, and severally (the “Company and its Representatives”), from or for any and all state, local or federal claims, causes of action, liabilities, debts, contracts, agreements, damages, losses, costs, expenses, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under the Civil Rights Act of 1964, as amended; 42 U.S.C. §1981; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; and the Americans with Disabilities Act; and claims of breach of contract, breach of covenant of good faith and fair dealing and wrongful termination of employment; and claims for bonus, benefits, reinstatement or attorneys’ fees)(collectively, “Claims”) which he, his heirs, administrators, executors, personal representatives, beneficiaries, agents, and assigns, collectively, separately or severally (“Executive and his Representatives”), has had, now has or may have or claim to have against the Company and its Representatives.

(c)    If a court has reached a final determination that Executive or his Representatives have breached this Agreement by filing a lawsuit, action or claim against the Company or its Representatives asserting any of the Claims released herein, (i) Executive will hold the Company harmless and reimburse the Company for the full amount of any and all expenses, including any costs and reasonable attorneys’ fees, associated with defending such action, and (ii) the Company shall be entitled to cancel any unexercised portion of the option shares issued to Executive pursuant to a Stock Option Agreement dated September 22, 2005 (the “Option”).

Section 5.14    In consideration of this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the prior Employment Agreement between the Company and the Executive has been terminated effective as of the date hereof and is no longer in force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE COMPANY: MARKET CENTRAL, INC. d/b/a SCIENTIGO, INC.

By:

Its:

EXECUTIVE:

Print Name: DOYAL G. BRYANT, JR.